Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-271500 and 333-260306) and S-8 (Nos. 333-277674, 333-280039, 333-263702, 333-270361, 333-263773 and 333-273941) of Jasper Therapeutics, Inc. of our report dated February 28, 2025 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
February 28, 2025